As filed with the Securities and Exchange Commission on August 6th, 2003.

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Form S-8

Registration Statement Under
The Securities Act of 1933

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Hershey Foods Corporation
(Exact name of issuer as specified in its charter)

Delaware	23-0691590
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

100 Crystal A Drive
Hershey, Pennsylvania 17033
(Address of Principal Executive Offices)

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Hershey Foods Corporation
Directors’ Compensation Plan
(Full title of the plans)

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Burton H. Snyder
General Counsel, Secretary and Senior Vice President, International
Hershey Foods Corporation
100 Crystal A Drive
Hershey, Pennsylvania 17033
(717) 534-4001
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered Common Stock, $1.00 par value	Amount to be registered 100,000 shares (2)	Proposed maximum offering price per unit (1) $71.46	Proposed maximum aggregate offering price (1) $7,146,000.00	Amount of registration fee(1) $578.11

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(1)	Calculated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Common Stock as quoted on the New York Stock Exchange Composite Tape on August 4, 2003. Such shares are being registered for issuance pursuant to the Directors’ Compensation Plan. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to such additional shares.

(2)	Subject to anti-dilution increases permitted by Rule 416.

PART I

Explanatory Note

        This registration statement (the “Registration Statement”) on Form S-8 of Hershey Foods Corporation (the “Company”) is being filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement is being filed to register 100,000 additional shares of Common Stock, $1.00 par value (the “Common Stock”), which are of the same class as the securities of the Company for which the Registration Statement on Form S-8 (333-25853) (the "Initial Registration Statement") was filed, issuable pursuant to the Company’s Directors’ Compensation Plan (the “Plan”) which was last amended and restated on December 3, 2002. Accordingly, the contents of the Initial Registration Statement are hereby incorporated by reference in their entirety. Upon filing of this Registration Statement, an aggregate of 150,000 shares of Common Stock will have been registered for issuance pursuant to the Plan.

Notice pursuant to Rule 437a of the Securities Act of 1933, regarding consent of Arthur Andersen LLP

        The Company dismissed Arthur Andersen LLP (“Andersen”) as its independent auditors, effective April 30, 2002. For additional information, see the Company’s Current Report on Form 8-K dated April 30, 2002. After reasonable efforts, the Company has been unable to obtain Andersen’s written consent to the incorporation by reference into this Registration Statement of Andersen’s audit report with respect to the Company’s consolidated financial statements as of December 31, 2001 and for the two-year period then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Registration Statement, which incorporates by reference Andersen’s audit report referred to above, without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. Specifically, Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement. With respect to this Registration Statement, and without limitation, investors may not be able to assert claims against Andersen under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or for any omission of a material fact required to be stated therein because Andersen has not consented to the incorporation by reference of its previously issued report in this Registration Statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Derry, Commonwealth of Pennsylvania, on the 6th day of August, 2003.

HERSHEY FOODS CORPORATION

By: /s/ Frank Cerminara
Name: F. Cerminara Title: Senior Vice President, Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. H. Lenny, F. Cerminara and B. H. Snyder, and each of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including any post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities set forth below on this 6th day of August, 2003.

Name	Title

/s/ R. H. Lenny R. H. Lenny	Chairman of the Board, President and Chief Executive Officer

/s/F. Cerminara F. Cerminara	Senior Vice President, Chief Financial Officer

/s/ D. W. Tacka D. W. Tacka	Vice President, Corporate Controller and Chief Accounting Officer

/s/ J. A. Boscia J. A. Boscia	Director

/s/ R. H. Campbell R. H. Campbell	Director

/s/ G. P. Coughlan G. P. Coughlan	Director

/s/ H. Edelman H. Edelman	Director

/s/ B. G. Hill B. G. Hill	Director

/s/ J. C. Jamison J. C. Jamison	Director

/s/ M. J. McDonald M. J. McDonald	Director

/s/ M. J. Toulantis M. J. Toulantis	Director

EXHIBIT INDEX

Number	Description

23	Independent Auditors' Consent

24	Power of Attorney (included on signature page of this Amendment)